Exhibit 2.1
EXCHANGE AGREEMENT
Between
MOLIRIS CORP.,
DIGIFONICA (INTERNATIONAL) LIMITED and
THE SHAREHOLDERS OF DIGIFONICA (INTERNATIONAL) LIMITED
Dated as of April 25, 2005

ii

EXCHANGE AGREEMENT
     THIS EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”), is entered into as of this 25th day of April, 2005 (the “Effective Date”), by and among DIGIFONICA (INTERNATIONAL) LIMITED, a Gibraltar corporation (“Digifonica”), those persons identified in Exhibit “A”, attached hereto, who are the beneficial owners of Ten Million (10,000,000) shares of capital stock of Digifonica, which constitutes 100% of the outstanding securities of Digifonica (“Digifonica Shareholders”), and MOLIRIS CORP., a Florida corporation (“Moliris”) which is a publicly-held company currently subject to the reporting requirements of Section 12(g) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
Premises
     This Agreement provides for the acquisition by Moliris of all of the issued and outstanding shares of Digifonica solely in exchange for voting shares of Moliris, on the terms and conditions hereinafter provided, all for the purpose of effecting a so-called “tax-free” reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1954, as amended.
Agreement
     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:
ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES
OF DIGIFONICA
     As an inducement to, and to obtain the reliance of Moliris, Digifonica represents and warrants as follows:
     Section 1.01 Due Organization and Qualification. Digifonica is a corporation duly organized, validly existing, and in good standing under the laws of Gibraltar and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities and to carry on its business in the places and in the manner as now conducted. Digifonica has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Schedule 1.01, attached hereto, includes true, complete and correct copies of the Memorandum of Association and Articles of Association of Digifonica as in effect on the date hereof.
     Section 1.02 Authorization; Non-Contravention; Approvals.
     (a) Digifonica has the requisite power and authority to enter into this Agreement. The board of directors of Digifonica has authorized the execution, delivery and performance of this Agreement and has approved the transactions contemplated hereby, and approved the
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submission of this Agreement and the transactions contemplated hereby to the shareholders of Digifonica for their approval with the recommendation that the reorganization be accepted. No additional corporate proceedings on the part of Digifonica are necessary to authorize the execution and delivery of this Agreement and the consummation by Digifonica of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Digifonica, and assuming due authorization, execution and delivery hereof by Moliris, constitutes a valid and binding agreement of Digifonica enforceable against it in accordance with its terms.
     (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the properties or assets of Digifonica under any of the terms, conditions or provisions of (i) the Memorandum of Association and Articles of Association of Digifonica, (ii) any laws applicable to Digifonica or any of the properties or assets of Digifonica, or (iii) any material note, bond, indenture, mortgage, deed of trust, license, franchise, permit, concession, lease or other material instrument, obligation or agreement of any kind to which Digifonica is now a party or by which any of their properties or assets may be bound or affected.
     (c) Digifonica has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no declaration, filing or registration with, or notice to, or authorization, consent, approval or order of any governmental authority or third party is necessary for the execution and delivery of this Agreement by Digifonica or the consummation by Digifonica of the transactions contemplated hereby. Except as set forth in Schedule 1.02(c), attached hereto, none of the contracts or agreements with material customers or contracts providing for purchases or services or other material agreements, licenses or permits to which Digifonica is a party requires notice to, or the consent or approval of, any third party for the execution and delivery of this Agreement by Digifonica and the consummation of the transactions contemplated hereby.
     Section 1.03 Capitalization. The authorized capitalization of Digifonica consists of Ten Million (10,000,000) shares of capital stock, £.0 1 par value per share, of which Ten Million (10,000,000) shares are currently issued and outstanding. All of the issued and outstanding shares of Digifonica are owned beneficially and of record by the shareholders set forth in Schedule 1.03, attached hereto. All of the issued and outstanding shares of Digifonica have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Digifonica in compliance with all applicable laws, including, without limitation, those laws concerning the issuance of securities. None of such shares were issued in violation of the pre-emptive rights of any past or present shareholder. No subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates Digifonica to issue any of its outstanding capital stock or to purchase any capital stock of Digifonica.
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     Section 1.04 Subsidiaries and Predecessor Corporations. Other than as set forth in Schedule 1.04, attached hereto, Digifonica does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock of any other equity interest in any corporation, association or other business entity. Digifonica is not directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.
     Section 1.05 Financial Statements.
     (a) Schedule 1.05(a), attached hereto, includes the audited balance sheet of Digifonica as of December 31, 2004, together with an audited statement of operations and cash flow from July 17, 2004 through December 31, 2004 (to be provided within five days of the Closing Date) and an unaudited balance sheet as of the Closing Date.
     (b) All such financial statements have been prepared in accordance with generally accepted accounting principles. The audited balance sheet presents fairly, as of its date, the financial condition of Digifonica. The statements of income, stockholders’ equity, and changes in financial condition of Digifonica reflect fairly the information required to be set forth therein by generally accepted accounting principles. The books of account of Digifonica have been kept accurately in all material respects in the ordinary course of business, the transaction entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Digifonica have been properly recorded therein in all material respects.
     Section 1.06 Liabilities and Obligations. Digifonica did not have, as of the date of its balance sheet, nor has incurred since that date, except as and to the extent reflected or reserved against therein, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which should be reflected in a balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles.
     Section 1.07 Taxes. Digifonica has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the date hereof, and has duly paid in full or made adequate provision in the financial statements for the payment of all taxes for all periods ending at or prior to the date hereof. Schedule 1.07, attached hereto, includes true and correct copies of the federal income tax returns of Digifonica filed since its date of inception. To Digifonica’s actual knowledge, there are no examinations in progress or claims against Digifonica relating to taxes for any period prior to and including the balance sheet date and no written notice of any claim for taxes, whether pending or threatened, has been received. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. Digifonica does not owe any unpaid federal, state, county, local or other taxes (including any deficiencies, interest or penalties) through the date hereof, for which Digifonica may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity. Furthermore, except as accruing in the normal course of business, Digifonica does not owe any accrued and unpaid taxes to date of this Agreement.
     Section 1.08 Absence of Certain Changes or Events. Since March 31, 2005, except as set forth in this Agreement or in Schedule 1.08, attached hereto, Digifonica has conducted its operations in the ordinary course of business and there has not been:
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     (a) any material adverse change in the business, operations, properties, condition (financial or otherwise), assets, liabilities (contingent or otherwise), results of operations or prospects of Digifonica;
     (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of Digifonica;
     (c) any change in the authorized capital stock of Digifonica or in its outstanding securities or any change in the Digifonica Shareholders’ ownership interests in Digifonica or any grant of any options, warrants, calls, conversion rights or commitments with respect to securities of Digifonica;
     (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Digifonica;
     (e) any increase in the compensation payable or to become payable by Digifonica, including any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, to any of their respective officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees, which bonuses and salary increases are set forth in Schedule 1.08(e), attached hereto;
     (f) any significant work interruptions, labor grievances or claims filed;
     (g) except for the Agreement, any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Digifonica to any person, including, without limitation, the Digifonica Shareholders, except assets, properties or rights not used or useful in its business which, in the aggregate have a value of less than US $1,000;
     (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Digifonica, except debts or claims which in the aggregate are of a value less than US $1,000;
     (i) any increase in the indebtedness of Digifonica, other than accounts payable incurred in the ordinary course of business or incurred in connection with the transactions contemplated by this Agreement;
     (j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Digifonica or requiring consent of any party to the transfer and assignment of such assets, property or rights;
     (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of Digifonica’s business;
     (l) any waiver of any material rights or claims of Digifonica;
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     (m) any material breach, amendment or termination of any material contract, agreement, permit or other right to which Digifonica is a party or any of their property is subject;
     (n) any material change in Digifonica’s method of management, operation or accounting; or
     (o) any other material transaction by Digifonica outside the ordinary course of business.
     Section 1.09 Assets. Digifonica has good and indefeasible title to all of its properties, inventory, interests in properties, and assets, both real and personal, which are reflected in the most recent audited balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in Schedule 1.09, attached hereto. Except as set forth in Schedule 1.09, attached hereto, Digifonica owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products they are currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Digifonica’s business. Except as set forth in Schedule 1.09, attached hereto, no third party has any right to, and Digifonica has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial condition, income or business prospects of Digifonica or any material portion of their properties, assets, or rights.
     Section 1.10 Litigation and Compliance with Law. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Digifonica, threatened against or affecting Digifonica, at law or in equity, or before or by any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. No written notice of any claim, action, suit, proceeding or investigation, whether pending or threatened, has been received by Digifonica and, to Digifonica’s knowledge, there is no basis therefor. Digifonica does not have any knowledge of any default on their part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default. Digifonica has conducted and is conducting its business in compliance with all laws applicable to them, their assets or the operation of their business, except to the extent that noncompliance would not materially and adversely affect the business, operations, assets or condition of Digifonica or except to the extent that noncompliance would not result in the incurrence of any material liability for Digifonica.
     Section 1.11 Material Contracts.
     (a) Except as included or described in Schedule 1.11, attached hereto, there are no material contracts, agreements, franchises, license agreements or other commitments to which
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Digifonica is a party or by which they or any of their assets, products, technology or properties are bound;
     (b) All contracts, agreements, franchises, license agreements and other commitments to which Digifonica is a party, or by which its properties are bound, and which are material to the operations of Digifonica taken as a whole are valid and enforceable by Digifonica in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;
     (c) Digifonica is not a party to or bound by, and the properties of Digifonica are not subject to, any contract, agreement other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may be foreseeable to materially and adversely affect, the business, operations, properties, assets or condition of Digifonica; and
     (d) Except as included or described in Schedule 1.11, attached hereto, or reflected in the most recent balance sheet, Digifonica is not a party to any oral or written (i) agreement, contract or indenture relating to the borrowing of money; (ii) guaranty of any obligation, other than one on which Digifonica is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of US $1,000 in the aggregate; or (iii) contract, agreement or other commitment involving payments by it of more than US $1,000 in the aggregate.
     Section 1.12 Material Contract Defaults. Digifonica is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of Digifonica, and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Digifonica has not taken adequate steps to prevent such a default from occurring.
     Section 1.13 Labor and Employee Relations. Digifonica is not bound by or subject to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended (“ERISA”); (iii) collective bargaining agreement; or (iv) agreement with any present or former officer or director of Digifonica. There is no pending or, to Digifonica’s knowledge, threatened labor dispute involving Digifonica and any group of its employees nor has Digifonica experienced any significant labor interruptions over the past five years. Digifonica is not bound by or subject to any arrangement with any labor union. No employees of Digifonica are represented by any labor union or covered by any collective bargaining agreement nor, to Digifonica’s knowledge, is any campaign to establish such representation in progress. Digifonica has no knowledge of any significant issues or problems in connection with the relationship with its employees.
     Section 1.14 Insurance. All the insurable properties of Digifonica are insured for their full replacement value against all risks customarily insured against by persons operating similar properties in localities where such properties are located and under valid and enforceable policies by insurers of
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recognized responsibility. Such policy or policies containing substantially equivalent coverage will be outstanding on the date of consummation of the transactions contemplated by this Agreement.
     Section 1.15 Material Transactions with Affiliates. Set forth in Schedule 1.15, attached hereto, is a description of every material contract, agreement, or arrangement between Digifonica and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Digifonica to own beneficially, five percent (5%) or more of the issued and outstanding capital stock of Digifonica and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services, or in kind, is, had been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to Digifonica than terms available from otherwise unrelated parties in arm’s length transactions. Except as disclosed in Schedule 1.15, attached hereto, or otherwise disclosed herein, no officer, director, or five percent (5%) shareholder of Digifonica has had any interest, direct or indirect, in any material transaction with Digifonica. There are no commitments by Digifonica, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.
     Section 1.16 Digifonica Schedules. Digifonica has delivered to Moliris as a part of this Agreement the following additional schedules, all certified by the president of Digifonica as complete, true, and correct:
     (a) Schedule 1.16(a), attached hereto, containing a description of all real property owned by Digifonica, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;
     (b) Schedule 1.16(b), attached hereto, listing the accounts receivable and notes and other obligations receivable of Digifonica as of March 1, 2005, or that arose thereafter other than in the ordinary course of business of Digifonica, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such creditor;
     (c) Schedule 1.16(c), attached hereto, listing the accounts payable and notes and other obligations payable of Digifonica as of March 1, 2005, or that arose thereafter other than in the ordinary course of the business of Digifonica, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set-offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due or payable to Digifonica respecting such obligations;
     (d) Schedule 1.16(d), attached hereto, containing a copy of the board of directors’ and shareholders’ minutes of Digifonica since inception.
     Section 1.17 Disclosure. The information set forth in this Agreement and in the Schedules attached hereto is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.
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ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES
OF THE DIGIFONICA SHAREHOLDERS
     As an inducement to, and to obtain reliance of Moliris, each Digifonica Shareholder hereby represents and warrants with respect to itself that it is the legal and beneficial owner of the number of Digifonica shares set forth opposite its name at the foot of this agreement, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and each such shareholder has full right, power, and authority to transfer, assign, convey, and deliver its Digifonica shares; and delivery of such shares at the closing will convey to Moliris good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever.
ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES
OF MOLIRIS
     As an inducement to, and to obtain the reliance of Digifonica and the Digifonica Shareholders, Moliris represents and warrants as follows:
     Section 3.01 Due Organization and Qualification. Moliris is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities and to carry on its business in the places and in the manner as now conducted. Moliris has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Schedule 3.01, attached hereto, includes true, complete and correct copies of the Articles of Incorporation, (as amended) and Bylaws (as amended) of Moliris as in effect on the date hereof.
     Section 3.02 Authorization; Non-Contravention; Approvals.
     (a) Moliris has the requisite power and authority to enter into this Agreement. The board of directors of Moliris has authorized the execution, delivery and performance of this Agreement and has approved the transactions contemplated hereby. No additional corporate proceedings on the part of Moliris are necessary to authorize the execution and delivery of this Agreement and the consummation by Moliris of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Moliris, and, assuming due authorization, execution and delivery hereof by Digifonica and the Digifonica Shareholders, constitutes a valid and binding agreement of Moliris, enforceable against Moliris in accordance with its terms.
     (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under,
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or result in the creation of any encumbrance upon any of the properties or assets of Moliris under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws, (ii) any laws applicable to Moliris or any of the properties or assets of Moliris, or (iii) any material note, bond, indenture, mortgage, deed of trust, license, franchise, permit, concession, lease or other material instrument, obligation or agreement of any kind to which Moliris is now a party or by which any of its properties or assets may be bound or affected.
     Section 3.03 Capitalization. The authorized capitalization of Moliris consists of Fifty Million (50,000,000) shares of common stock, US $0.00 1 par value per share, of which Two Million Three Hundred Forty Seven Thousand Two Hundred (2,347,200) shares are currently issued and outstanding. All of the issued and outstanding shares of Moliris are owned beneficially and of record by the shareholders set forth in Schedule 3.03, attached hereto. All of the issued and outstanding shares of Moliris have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Moliris in compliance with all applicable laws, including, without limitation, those laws concerning the issuance of securities. None of such shares were issued in violation of the pre-emptive rights of any past or present shareholder. No subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates Moliris to issue any of its outstanding capital stock or to purchase any capital stock of Moliris.
     Section 3.04 Subsidiaries and Predecessor Corporations. Moliris does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock of any other equity interest in any corporation, association or other business entity. Moliris is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.
     Section 3.05 Financial Statements.
     (a) Schedule 3.05(a), attached hereto, includes the audited balance sheet of Moliris as of December 31, 2004, together with an audited statement of operations and cash flow for the fiscal year ended December 31, 2004.
     (b) Schedule 3.05(b), attached hereto, includes the unaudited balance sheet of Moliris as of the Effective Date of this Agreement, together with an unaudited statement of operations and cash flow for the current fiscal year as of the Effective Date of this Agreement.
     (c) All such financial statements have been prepared in accordance with generally accepted accounting principles. The audited balance sheet presents fairly, as of its date, the financial condition of Moliris. The statements of income, stockholders’ equity, and changes in financial condition reflect fairly the information required to be set forth therein by generally accepted accounting principles. The books of account of Moliris have been kept accurately in all material respects in the ordinary course of business, the transaction entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Moliris have been properly recorded therein in all material respects.
     Section 3.06 Liabilities and Obligations. Moliris did not have, as of the date of such balance sheet, nor has incurred since that date, except as and to the extent reflected or reserved against therein, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which
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should be reflected in a balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles.
     Section 3.07 Taxes. Moliris has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the date hereof, and has duly paid in full or made adequate provision in the financial statements for the payment of all taxes for all periods ending at or prior to the date hereof. Schedule 3.07, attached hereto, includes true and correct copies of the federal income tax returns of Moliris filed since its date of inception. There are no undisclosed examinations in progress or claims against Moliris relating to taxes for any period prior to and including the balance sheet date and no written notice of any claim for taxes, whether pending or threatened, has been received. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. Moliris does not owe any undisclosed federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties) through the date hereof, for which Moliris may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity. Furthermore, except as accruing in the normal course of business, Moliris does not owe any accrued and unpaid taxes to date of this Agreement.
     Section 3.08 Absence of Certain Changes or Events. Since December 31, 2004, except as set forth in this Agreement or in Schedule 3.08, attached hereto, Moliris has conducted its operations in the ordinary course of business and there has not been:
     (a) any material adverse change in the business, operations, properties, condition (financial or otherwise), assets, liabilities (contingent or otherwise), results of operations or prospects of Moliris;
     (b) any damage, destruction, or loss (whether or not covered by insurance) materially adversely affecting the business, operations, properties, assets or condition of Moliris;
     (c) any change in the authorized capital stock of Moliris or in its outstanding securities or any change in the shareholders’ ownership interests in Moliris or any grant of any options, warrants, calls, conversion rights or commitments with respect to securities of Moliris;
     (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Moliris;
     (e) any increase in the compensation payable or to become payable by Moliris, including any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, to any of its respective officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in Schedule 3.08(e), attached hereto;
     (f) any significant work interruptions, labor grievances or claims filed;
     (g) except for the Agreement, any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Moliris to any person, including, without
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limitation, the Moliris shareholders, except assets, properties or rights no used or useful in its business which, in the aggregate have a value of less than US $1,000;
     (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Moliris, except debts or claims which in the aggregate are of a value less than US $1,000;
     (i) any increase in the indebtedness of Moliris, other than accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;
     (j) any plan, agreement, arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of Moliris or requiring consent of any party to the transfer and assignment of such assets, property or rights;
     (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of any of Moliris’ business;
     (l) any waiver of any material rights or claims of Moliris;
     (m) any material breach, amendment or termination of any material contract, agreement, permit or other right to which Moliris is a party or any of its property is subject;
     (n) any material change in Moliris’ method of management, operation or accounting;
     (o) any other material transaction by Moliris outside the ordinary course of business.
     Section 3.09 Assets. Moliris has good and indefeasible title to all of its properties, inventory, interests in properties, and assets, both real and personal, which are reflected in the most recent audited balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in Schedule 3.09, attached hereto. Except as set forth in Schedule 3.09, attached hereto, Moliris owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with Moliris’ business. Except as set forth in Schedule 3.09, attached hereto, no third party has any right to, and Moliris has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would have a materially adverse affect on the business, operations, financial condition, income, or business prospects of Moliris or any material portion of its properties, assets, or rights.
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     Section 3.10 Litigation and Compliance with Law. There are no undisclosed claims, actions, suits, proceedings or investigations pending or, to the knowledge of Moliris, threatened against or affecting Moliris, at law or in equity, or before or by any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. No undisclosed written notice of any claim, action, suit, proceeding or investigation, whether pending or threatened, has been received by Moliris and, to Moliris’ knowledge, there is no basis therefor. Moliris does not have any knowledge of any undisclosed default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default. Moliris has conducted and is conducting its business in compliance with all laws applicable to it, it assets or the operation of its business, except to the extent that noncompliance would not materially and adversely affect the business, operations, assets or condition of Moliris or except to the extent that noncompliance would not result in the incurrence of any material liability for Moliris.
     Section 3.11 Material Contracts.
     Except for this Agreement and as set forth in Schedule 3.11, attached hereto, Moliris has not entered into any contract with any other party.
     Section 3.12 Labor and Employee Relations. Moliris does not have any employees.
     Section 3.13 Schedules. Moliris has delivered to Digifonica as a part of this Agreement the following additional schedules, all certified by the chief executive officer of Moliris as complete, true, and correct:
     (a) Schedule 3.13(a), attached hereto, containing a statement of cash on hand;
     (b) Schedule 3.13(b), attached hereto, listing the accounts payable and notes and other obligations payable of Moliris as of December 31, 2004, or that arose thereafter other than in the ordinary course of the business of Moliris, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set-offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due or payable to Moliris respecting such obligations;
     (c) Schedule 3.13(c), attached hereto, containing a copy of the board of directors’ minutes approving the transaction associated with this Agreement.
     Section 3.14 Shareholders’ Equity. At or prior to Closing, there shall be at least US $23,000 of cash in Moliris and no liabilities.
ARTICLE IV PLAN OF EXCHANGE
     Section 4.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 4.05), each of the Digifonica Shareholders hereby
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agrees to assign, transfer, and deliver to Moliris, free and clear of all liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description, the number of shares of capital stock of Digifonica set after his signature at the foot of this Agreement, in the aggregate constituting all of the issued and outstanding shares of capital stock of Digifonica, or Ten Million (10,000,000) shares, and Moliris agrees to acquire such shares on such date by issuing and delivering in exchange therefor solely shares of Moliris restricted Class A common stock, par value US $0.00 1 per share, in the amount of One (1) share of Moliris for each outstanding share of Digifonica, or an aggregate amount of Ten Million (10,000,000) shares of Moliris Class A common stock (the “Exchanged Moliris Stock”). At the Closing, each of the Digifonica Shareholders shall, on surrender of his certificate or certificates representing such Digifonica shares to the registrar and transfer agent for Moliris, be entitled to receive a certificate or certificates evidencing shares of the Exchanged Moliris Stock as provided herein. Upon the consummation of the transaction contemplated herein, all shares of capital stock of Digifonica shall be held by Moliris.
     Section 4.02 Appointment of New Director. In connection with the Closing of the transactions contemplated by this Agreement, the existing director of Moliris shall appoint Clay Perreault as a director of Moliris and elect Clay Perreault to be chief executive officer of Moliris, to serve until the next annual stockholders’ meeting of Moliris and their successors shall have been elected and qualified.
     Section 4.03 Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall be on a date and at such time as the parties may agree (“Closing Date”), within the ten-day period commencing with the last to occur of the following: the Moliris board of directors’ meeting approving this Agreement or such date as may be prescribed by any federal or state regulatory agency or authority prior to which the transactions contemplated hereby may not be effectuated. Such Closing shall take place on or about April 25, 2005, at the offices of Moliris in Fort Worth, Texas.
     Section 4.04 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.
     Section 4.05 Escrow of Exchanged Moliris Stock. The shares of Exchanged Moliris Stock shall be held pursuant to the terms and conditions of an escrow agreement (the “Escrow Agreement”) by and among Moliris, the Digifonica Shareholders and Clark Wilson (the “Escrow Agent”) in substantially the form attached hereto as Exhibit “B”.
ARTICLE V SPECIAL COVENANTS
     Section 5.01 Access to Properties and Records. Moliris and Digifonica will each afford to the officers and authorized representatives of the other full access to the properties, books, and records of each other as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such
EXCHANGE AGREEMENT

additional financial and operating data and other information as to the business and properties of each other, as the case may be, as the other shall from time to time reasonably request.
     Section 5.02 Delivery of Books and Records. At the Closing, each company shall deliver each other the originals of the corporate minute books, books of account, contracts, records, and all other books or documents now in each company’s possession or its representatives.
     Section 5.03 Special Covenants and Representations Regarding the Exchanged Moliris Stock. The consummation of this Agreement and the transactions herein contemplated, including the issuance of the Exchanged Moliris Stock to the shareholders of Digifonica as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, inter alia, upon the circumstances under which the Digifonica Shareholders acquire such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing the Digifonica Shareholders shall deliver to Moliris letters of representation in the form attached hereto as Exhibit “F”.
     Section 5.04 Third Party Consents and Certificates. Moliris and Digifonica agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein and therein contemplated.
     Section 5.05 Actions Prior to Closing.
     (a) From and after the date of this Agreement until the Closing Date and except as set forth in the Agreement or Schedules attached hereto or as permitted or contemplated by this Agreement, Moliris and Digifonica respectively, will each:
     1. carry on its business in substantially the same manner as it has heretofore;
     2. maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;
     3. maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;
     4. perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;
     5. use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and
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       6. fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.
     (b) From and after the date of this Agreement until the Closing Date, neither Moliris nor Digifonica will:
     1. make any change in its Articles of Association, Articles of Incorporation, Memorandum of Association or Bylaws;
     2. take any action described in Section 1.08 in the case of Digifonica, or in Section 3.08, in the case of Moliris; or
     3. enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services.
     Section 5.06 Press Release. Moliris and Digifonica shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party’s disclosure obligations imposed by law, including, without limitation, federal securities laws.
     Section 5.07 Indemnification.
     (a) Digifonica hereby agrees to indemnify Moliris, and each of the officers, agents and directors of Moliris as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article I of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement. Indemnification shall include the right of the indemnified party to set-off with prior notice.
     (b) Moliris hereby agrees to indemnify Digifonica, the Digifonica Shareholders, and each of the officers, agents and directors of Digifonica as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement. Indemnification shall include the right of the indemnified party to set-off with prior notice.
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ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF DIGIFONICA
AND THE DIGIFONICA SHAREHOLDERS
     The obligations of Digifonica and the Digifonica Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:
     Section 6.01 Accuracy of Representations. The representations and warranties made by Moliris in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Moliris shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Moliris prior to or at the Closing. Digifonica shall be furnished with a certificate, signed by a duly authorized executive officer of Moliris and dated the Closing Date, to the foregoing effect.
     Section 6.02 Litigation Certificates. Digifonica shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of Moliris to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the knowledge of Moliris threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.
     Section 6.03 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Moliris nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Moliris.
     Section 6.04 Good Standing. Digifonica shall have received a certificate of good standing from the Secretary of State of the state of Florida or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that Moliris is in good standing as a corporation in the state of Florida and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.
     Section 6.05 Board of Directors Approval. The Board of Directors of Moliris shall have approved this Agreement, the transactions contemplated hereby, and the other matters described in Section 4.01.
     Section 6.06 Other Items.
     (a) Digifonica shall have received Uniform Commercial Code certificates from the appropriate state of local authority or agency for each county and state in which any personal property of Moliris with a value in excess US $1,000 is situated, dated as of the Closing Date, to the effect that there are no liens on such personal property, other than those disclosed in Schedule 6.06(a) attached hereto.
EXCHANGE AGREEMENT

     (b) Digifonica and the Digifonica Shareholders shall have received from counsel to Moliris, a legal opinion addressed to Digifonica and the Digifonica Shareholders, dated as of the Closing Date in substantially the form attached hereto as Exhibit “C”.
     (c) Digifonica shall have been furnished with a certificate dated the Closing Date and signed by the Secretary of Moliris as to the officers of Moliris and the genuineness of their signatures, in substantially the form attached hereto as Exhibit “D”.
     (d) Digifonica shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Digifonica may reasonably request.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF MOLIRIS
     The obligations of Moliris under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:
     Section 7.01 Accuracy of Representations. The representations and warranties made by Digifonica and the Digifonica Shareholders in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and Digifonica and the Digifonica Shareholders shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Digifonica and the Digifonica Shareholders prior to or at the Closing. Moliris shall have been furnished with a certificate, signed by a duly authorized executive officer of Digifonica and dated the Closing Date, to the foregoing effect.
     Section 7.02 Stockholder Approval. The stockholders of Digifonica shall have approved this Agreement, the transactions contemplated hereby, and the other matters described in Section 4.01.
     Section 7.03 Litigation Certificate. Moliris shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of Digifonica to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Digifonica threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.
     Section 7.04 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Digifonica nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Digifonica.
     Section 7.05 Good Standing. Moliris shall have received a certificate of good standing from the Registrar General’s Department in Gibraltar or other appropriate office, dated as of a date within ten days of the Closing Date certifying that Digifonica is in good standing as a corporation in Gibraltar and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.
EXCHANGE AGREEMENT

     Section 7.06 Other Items.
     (a) Moliris shall have received Uniform Commercial Code certificates (or its equivalent) from the appropriate state of local authority or agency for each county, state or province, as appropriate, in which any personal property of Digifonica with a value in excess US $1,000 is situated, dated as of the Closing Date, to the effect that there are no liens on such personal property, other than those disclosed in a schedule attached hereto.
     (b) Moliris shall have received a shareholders’ list of Digifonica containing the name, address, and number of shares held by each Digifonica Shareholder as of the Closing Date certified by an executive officer of Digifonica as being true, complete, and accurate.
     (c) Digifonica and the Digifonica Shareholders shall have executed and delivered to Moliris the Escrow Agreement attached hereto as Exhibit “B”.
     (d) Moliris shall have been furnished with a certificate dated the Closing Date and signed by the Secretary of Digifonica as to the officers of Digifonica and the genuineness of their signatures, in substantially the form attached hereto as Exhibit “E”.
     (e) Moliris shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Moliris may reasonably request.
ARTICLE VIII MISCELLANEOUS
     Section 8.01 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby. Additionally, each of the parties (and their respective officers) agrees to provide assistance, information and cooperate reasonably in the event of any litigation or investigation involving the transactions contemplated hereby or the parties generally.
     Section 8.02 Brokers. Moliris and Digifonica agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution, or consummation of this Agreement. Moliris and Digifonica each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finders’ fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.
     Section 8.03 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Delaware.
EXCHANGE AGREEMENT

     Section 8.04 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:

If to Moliris, to:	3221 Collinsworth
Suite 140
Fort Worth, TX 76107
Attention: Clyde R. Parks, Chief Executive Officer

If to Digifonica to:	Digifonica (International) Limited
999 West Hastings St., Suite 550
Vancouver, BC
V6C 2W2 Canada
Attention: David C. Hayes, Chief Financial Officer
or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.
     Section 8.05 Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.
     Section 8.06 Confidentiality. Each party hereto agrees with the other parties that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director, or employee, or from any books or records or from personal inspection, or such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.
     Section 8.07 Schedules; Knowledge. Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.
     Section 8.08 Third Party Beneficiaries. This contract is solely between Moliris, Digifonica and the Digifonica Shareholders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.
     Section 8.09 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, contains the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the Schedules hereto.
EXCHANGE AGREEMENT

     Section 8.10 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.
     Section 8.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.
     Section 8.12 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.
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20

     IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

MOLIRIS CORP.,
a Florida corporation

By:	/s/ Clyde R. Parks

CLYDE R. PARKS, Chief Executive Officer

DIGIFONICA (INTERNATIONAL) LIMITED, a Gibraltar corporation

By:	/s/ David C. Hayes

DAVID C. HAYES, Chief Financial Officer

DIGIFONICA SHAREHOLDERS

/s/ Clay Perreault

Clay Perreault

/s/ Olexandr Krapyvny

Olexandr Krapyvny

/s/ Steven Nicholson

Steven Nicholson

/s/ Rod Thomson

Rod Thomson

/s/ Fuad Arafa

Fuad Arafa
EXCHANGE AGREEMENT

/s/ Emil Bjorsell

Emil Bjorsell

/s/ Grzegorz Jaskiewicz

Grzegorz Jaskiewicz

/s/ Thorne Limited

Thorne Limited

/s/ Roymar Limited

Roymar Limited

/s/ Allen Bonk

Allen Bonk

/s/ Allan McGirr

Allan McGirr

/s/ Tookie Angus

Tookie Angus

/s/ Stephen Moses

Stephen Moses

/s/ Emil Malak and Clay Perreault

Emil Malak and Clay Perreault

/s/ Gorden Smith

Gorden Smith

/s/ Quest Ventures Ltd.

Quest Ventures Ltd.

EXCHANGE AGREEMENT	22

/s/ Middlemarch Partners Limited

Middlemarch Partners Limited

/s/ Brian Bayley

Brian Bayley

/s/ Gordon Blankstein

Gordon Blankstein

/s/ Yvonne Blankstein

Yvonne Blankstein

/s/ Rob Blankstein

Rob Blankstein

EXCHANGE AGREEMENT	23

EXHIBIT A

	Number of Digifonica	Converted to Number of
Digifonica Shareholders	Shares Held	Shares of Moliris
Clay Perreault	2,102,500	2,102,500
Olexandr Krapyvny	663,750	663,750
Steven Nicholson	657,500	657,500
Rod Thomson	247,500	247,500
Fuad Arafa	247,500	247,500
Emil Bjorsell	247,500	247,500
Grzegorz Jaskiewicz	151,250	151,250
Thorne Limited	1,182,500	1,182,500
Roymar Limited	500,000	500,000
Allen Bonk	25,000	25,000
Allan McGirr	125,000	125,000
Tookie Angus	450,000	450,000
Stephen Moses	50,000	50,000
Emil Malak and Clay Perreault	1,220,000	1,220,000
Gorden Smith	30,000	30,000
Quest Ventures Ltd.	8,400	8,400
Middlemarch Partners Limited	70,735	70,735
Brian Bayley	20,865	20,865
Gordon Blankstein	500,000	500,000
Yvonne Blankstein	500,000	500,000
Rob Blankstein	1,000,000	1,000,000

	10,000,000	10,000,000

EXHIBIT B
ESCROW AGREEMENT

ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of the 25th day of April, 2005, by and among MOLIRIS CORP., a Florida corporation (“Moliris”), the shareholders of DIGIFONICA (INTERNATIONAL) LIMITED, a Gibraltar corporation (“Digifonica Shareholders”), and Clark Wilson LLP (“Escrow Agent”).
INTRODUCTORY PROVISIONS
A. Moliris, Digifonica and the Digifonica Shareholders have executed that certain Exchange Agreement, a copy of which is attached hereto as Exhibit A, dated as of April 25, 2005 (the “Exchange Agreement”), pursuant to which Digifonica will be acquired by Moliris;
B. Pursuant to the Exchange Agreement, the Digifonica Shareholders are to place in escrow the Exchanged Moliris Stock as provided in Section 4.05 of the Exchange Agreement; and
C. Said Shares are to be held by Escrow Agent in accordance with the terms and conditions provided herein.
D. All capitalized terms used herein but not defined shall have the particular meanings ascribed thereto in the Exchange Agreement.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained in the Exchange Agreement and contained herein, the parties hereto agree as follows:
1. Establishment of Escrow Shares. On this date (which is the Closing Date), Ten Million (10,000,000) Shares of Moliris’ common stock in the names of the Digifonica Shareholders (the “Escrow Shares”), shall be deposited with Escrow Agent by Moliris. The Escrow Shares shall be deposited in a custodial account at Clark Wilson LLP and held until April 25, 2010 or until agreed upon in writing by Moliris and Digifonica (the “Term”).
2. Prohibition on Sale, Pledge, Loan, Assignment, Gift or Other Transfers During Term. During the Term, the Escrow Shares then held by the Escrow Agent may not be sold, pledged, loaned, assigned, gifted or otherwise transferred by the Digifonica Shareholders. The Digifonica Shareholders acknowledge and agree that Moliris may place stop-transfer instructions against the Escrow Shares with Moliris’ transfer agent.
3. Restriction on Disbursement. The Escrow Shares may only be disbursed in accordance with Section 4 of this Agreement or upon receipt by Escrow Agent of written notice from both Moliris and the Digifonica Shareholders to Escrow Agent setting forth consistent instructions for disbursement.
4. Release of the Escrow Shares.
a. Release of Escrow Shares during Term. Moliris and the Digifonica Shareholders agree that twenty percent (20%) of the original Escrow Shares or two million (2,000,000) shares shall be released on each anniversary of this Agreement during the Term. The released Escrow Shares shall be delivered to the Digifonica Shareholders within five (5) business days of the occurrence of each anniversary, in amounts proportionally relative to the amounts for each Digifonica Shareholder specified in the Exchange Agreement, and the Digifonica Shareholders shall be responsible for all income taxes with respect thereto.
On the expiration of the Term, all Escrow Shares remaining in the escrow account shall be delivered to the Digifonica Shareholders within five (5) business days of the Expiration of the Term, again in amounts proportionally relative to the amounts for each Digifonica Shareholder specified in the Exchange

Agreement, and the Digifonica Shareholders shall be responsible for all income taxes with respect thereto.
b. Change in Business Prior to Expiration of Term. If, at any time prior to the expiration of the Term, Digifonica ceases doing business as a telecommunications provider, then the Escrow Shares remaining at such time in the escrow account shall immediately be returned to Moliris for cancellation. In such event, no compensation shall be due to the Digifonica Shareholders for the cancellation of the remaining Escrow Shares.
All dividends earned on the Escrow Shares shall become part of the Escrow Shares and held in accordance with the terms of this Agreement.
5. Voting of Escrow Shares. During the Term, the Digifonica Shareholders shall have the right to each vote their shares held in the escrow account in their names.
6. Limited Scope of Duties. Escrow Agent is not a party to, or bound by any agreement except as hereinafter expressly stated. Escrow Agent acts hereunder to hold and distribute funds and is not responsible or liable in any manner whatever for the correctness of any notice or instrument received by Escrow Agent. Escrow Agent shall be protected in acting upon any notice, consent or other paper or document believed by Escrow Agent to be genuine and to be signed by the proper party or parties.
7. Limited Liability. Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct, and Escrow Agent shall have no duties to anyone except those signing this Agreement.
8. Consultation with Counsel. Escrow Agent may consult with legal counsel in the event of any dispute or questions as to the construction of the foregoing instructions, or Escrow Agent’s duties thereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.
9. Indemnification. In the event that any controversy arises hereunder, or that Escrow Agent, in its capacity as escrow agent hereunder, is made a party to, or intervenes in, any litigation pertaining to this Agreement, the Escrow Shares or the subject matter thereof, Escrow Agent shall be reasonably compensated therefor and reimbursed for all costs and expenses occasioned thereby, including reasonable attorneys’ fees, and the parties hereto agree jointly and severally to pay the same, and to indemnify Escrow Agent against any loss, liability or expense incurred in any act or thing done by it hereunder.
10. Compensation. As consideration for acting as escrow agent pursuant to the terms of this Agreement, Escrow Agent shall be entitled to receive an escrow fee of $1,000.00 payable by the Digifonica Shareholders. Upon distribution of the Escrow Shares in accordance with this Agreement, Escrow Agent will submit an invoice for all costs, expenses and legal fees to which Escrow Agent is entitled pursuant to this Agreement, the Digifonica Shareholders shall, within 10 days of receipt of such invoice, remit payment to Escrow Agent. Such remittance will be made by cashiers check and sent by certified mail, return receipt requested.
11. Multiple Counterparts; Facsimile Signature. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required or may be executed by facsimile copy. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart or facsimile. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this instrument to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to another counterpart identical thereto except having attached to it additional signature pages. This Agreement may be executed by facsimile copy and any such facsimile copy bearing the facsimile signature of any party hereto shall have full legal force and effect and shall be binding against the party having executed this Agreement by facsimile.
12.Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and delivered to the person to whom the notice is directed, either in person (e.g. hand delivery by courier or overnight delivery), by facsimile transmittal (“fax”) or by United States mail, registered or certified, postage fully prepaid, return receipt requested. Notices delivered in person or by fax shall be effective upon receipt thereof. Any notice given by fax will be effective only in the event the same notice is also given in any other manner permitted by this Section 12; but if any notice given by fax is effective, it will be effective on the date the fax is sent. Notices delivered by mail shall be effective (except where receipt is specified in this Agreement) upon deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the addressee at its address set forth below or at such other address as such party may have specified theretofore by notice delivered in accordance with this Section and actually received by the addressee:

If to the Digifonica Shareholders:	Gordon Blankstein, MBA (as Representative for
all Digifonica Shareholders)
c/o Genco Resources Ltd.
Suite 550
999 W. Hastings St.
Vancouver, B.C., Canada
V6C 2W2
Telephone: (604) 682-2205 Telecopier: (604) 682-2235

If to Moliris:	Moliris Corp.
3221 Collinsworth, Suite
140 Fort Worth, Texas 76107
Attention: Clyde Parks, CEO Telephone: (817) 335-5900
Telecopier: (817) 335-5902

If to Escrow Agent:	Clark Wilson LLP
800 — 885 West Georgia Street
Vancouver, BC V6C 3H1
Canada
Attn:
Telephone: (604) 687-5700 Telecopier: (604) 687-6314
13.Applicable Laws. This Agreement and the transactions contemplated hereunder shall be governed under the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first written above.

MOLIRIS:

MOLIRIS CORP., a
Florida corporation

By:

CLYDE PARKS, Chief Executive Officer

DIGIFONICA SHAREHOLDERS:

Clay Perreault

Olexandr Krapyvny

Steven Nicholson

Rod Thomson

Fuad Arafa

Emil Bjorsell

Grzegorz Jaskiewicz

Thorne Limited

Roymar Limited

Allen Bonk

Allan McGirr

Tookie Angus
ESCROW AGREEMENT - PAGE 4

]

Stephen Moses

Emil Malak and Clay Perreault

Gorden Smith

Quest Ventures Ltd.

Middlemarch Partners Limited

Brian Bayley

Gordon Blankstein

Yvonne Blankstein

Rob Blankstein

ESCROW AGENT:

By:
Name:
Title:
ESCROW AGREEMENT - PAGE 5

EXHIBIT C
FORM OF MOLIRIS’ COUNSEL’S LEGAL OPINION

[TO BE PLACED ON MOLIRIS’ COUNSEL’S LETTERHEAD]
April                     , 2005
Digifonica (International) Limited and
   the shareholders of Digifonica 999
West Hastings St.
Suite 550
Vancouver, BC
V6C 2W2 Canada
David C. Hayes, Chief Financial Officer

Re:	Exchange Agreement dated April ___, 2005 by and between Moliris Corp., a Florida corporation (the “Company”), Digifonica (International) Limited, a Gibraltar corporation (“Digifonica”) and the shareholders of Digifonica (the “Agreement”)
Gentlemen:
     We have acted as counsel to Moliris Corp. in connection with the Agreement. This opinion letter is being delivered pursuant to Section           of the Agreement. Each capitalized term used herein has the meaning given to such term in the Agreement unless otherwise defined in this opinion letter.
     In the course of our representation as counsel, we have examined the following documents:
     A. the Agreement;
     B. the Amended and Restated Articles of Incorporation of the Company (the “Charter”);
     C. the Bylaws of the Company, as amended (the “Bylaws”); and
     D. certain resolutions of the board of directors of the Company relating to the transaction and related matters.
     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records and agreements of the Company, certificates of public officials, certificates of officers or other representatives of the Company, and other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to various facts material to this opinion letter, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials, set forth in certificates delivered to us, without independently verifying the accuracy of the information contained therein.
     Based upon the foregoing, and subject to the exceptions, limitations and qualifications set forth herein, we are of the following opinions:
     1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Company has full corporate power and authority to execute and deliver the Agreement and to execute and deliver agreements to be executed and delivered in connection with the Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby, including, without limitation, to sell and issue the shares of the Company’s common stock, par value         per share (the “Shares”) pursuant to the Agreement.
     2. The issuance of the Shares pursuant to the Agreement has been duly and validly authorized by the Board of Directors of the Company, and no other corporate action on the part of the Company or its shareholders is necessary.
     3. Prior to the Agreement, there were                      shares of the Company’s common stock,                      par value (the “Common Stock”), issued and outstanding and, issued and outstanding. Prior to the Agreement, the Company did not have outstanding any stock or securities convertible into or exchangeable for any shares of capital stock nor did it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any stock or securities convertible into or exchangeable for any shares of capital stock. No persons, including the Company’s shareholders, have any preemptive or similar rights to subscribe for or purchase the Shares to be sold by the Company. The delivery of the certificates representing the Shares will transfer to Purchasers good and valid title to the Shares, free of any adverse claim.
     4. The Company has no subsidiaries.
     5. The sale and issuance of the Shares and the performance of the Company’s obligations under the Agreement will not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter or Bylaws of the Company; (b) conflict with or result in a violation or breach of any term or provision of any law, statute, rule or regulation, or of any other law or order, applicable to the Company or any of its assets and properties; or (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, making any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under or (vi) result in the creation or imposition of any lien upon the Company or any of its assets and properties under, any material contract, license or other agreement to which the Company is a party or by which any of its assets and properties is bound, except to the extent that such event would not have a material adverse effect on the Company.

     6. No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of the Company is required in connection with the Agreement, except, if required, filings to be made under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws after the sale of the Shares.
     7. There are no undisclosed suits, claims, actions or other legal proceedings pending, threatened against, relating to or affecting the Company or any of its assets and properties.
     8. The Company is not an investment company or an entity directly or indirectly controlled by, or acting on behalf of, an investment company within the meaning of the Investment Company Act of 1940, as amended.
     9. The offer, issuance and sale of the Shares pursuant to the Agreement are exempt from the registration requirements of the Securities Act by reason of Section 4(2) and Regulation D promulgated thereunder.
The opinions herein are subject to the following exceptions, limitations, and qualifications:
     A. The opinions expressed in this opinion letter are limited to the corporate laws of the State of Florida, and we assume no responsibility as to the applicability or the effect of any other laws or regulations.
     B. This opinion letter is as of the date hereof, and we undertake no obligation, and expressly disclaim any obligation, to advise the Company or any other person or entity of any change in any matter set forth herein.
     C. This opinion letter is limited to the matters expressly stated, and no opinion other than upon the matters so expressly stated is implied or may be inferred.
     This opinion letter is delivered to you pursuant to the Agreement solely to comply with the provisions of the Agreement and may not be used for any purpose other than to consummate the transactions described in the Agreement.

Respectfully submitted,

By:

,

EXHIBIT D
INCUMBENCY CERTIFICATE
     The undersigned, being the duly elected, qualified and acting President and Secretary of Moliris Corp., a Florida corporation (the “Company”), do hereby certify that the following individuals are the duly elected, qualified and acting officers of the Company and hold the offices set forth opposite their respective names as of the date hereof, and the signatures set opposite the respective names and titles of said officers are their true and authentic signatures:

Name	Title	Specimen Signature

,	President

,	Vice President

,	Secretary

,	Treasurer

Dated: , 2005

,

___, Secretary

EXHIBIT E
INCUMBENCY CERTIFICATE
     The undersigned, being the duly elected, qualified and acting Chief Executive Officer and Secretary of Digifonica (International) Limited, a Gibraltar corporation (the “Company”), do hereby certify that the following individuals are the duly elected, qualified and acting officers of the Company and hold the offices set forth opposite their respective names as of the date hereof, and the signatures set opposite the respective names and titles of said officers are their true and authentic signatures:

Name	Title	Specimen Signature

,	President

,	Vice President

,	Secretary

,	Treasurer

Dated: , 2005

DAVID C. HAYES, Chief Financial Officer

, Secretary

EXHIBIT F
DIGIFONICA SHAREHOLDERS’ REPRESENTATION LETTERS

Dear Sirs:
     In connection with that certain Exchange Agreement between Moliris Corp. (“Moliris”), Digifonica (International) Limited (“Digifonica”) and the shareholders of Digifonica dated as of April       , 2005 (the “Agreement”), I hereby represent and warrant that as a shareholder of Digifonica I am either:
     1. a natural person with a personal net worth or joint net worth with my spouse of greater than $1,000,000, have individual income (not joint income with spouse) in excess of $200,000 in each of the two most recent years or joint income with my spouse in excess of $300,000 in each of those years and have a reasonable expectation of reaching the same income level in the current year; or
     2. signing on behalf of all owners of equity interests that are made up of accredited investors in a corporation, trust, partnership, limited liability company, limited partnership or similar entity; or
     3. a qualified “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”); or
     4. individually, or together with my purchaser representative, have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of an investment in the shares and of making an informed investment decision; or
     5. a natural person who is neither a U.S. citizen or a resident of the United States.
Furthermore, I acknowledge and confirm that I understand the speculative nature of, and the risks involved in, an investment in the Company and am able to bear the economic risks of an investment in the Company; I am fully informed as to the business conducted by the Company; I have adequate means of providing for my current needs and possible contingencies and have no need now, and anticipate no need in the foreseeable future, to sell the shares received in association with the Agreement; I understand that the shares have not been registered under the Act and are being offered under an exemption from registration thereunder; I am acquiring the shares solely for my own account (unless otherwise disclosed in writing to the Company), for investment purposes only, and not with a view to, or in connection with, any resale, distribution, subdivision, fractionalization or other distribution thereof; I have no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of the shares received for hereby or which would guarantee to me any profit or against any loss with respect to such shares, and I have no plans to enter into any such agreement or arrangement; and I understand that I must

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bear the economic risk of my investment for an indefinite period of time because the shares or any part thereof cannot be sold or otherwise transferred unless they are subsequently registered under the Act (which the Company is not obligated and does not plan to do) or an exemption from such registration is available.
I further acknowledge, represent, warrant and covenant as follows:
     (a) If I am a natural person, I am at least 21 years of age and a bona fide resident and domiciliary (not a temporary or transient resident) of the state or country set forth on the signature page hereof, and have no current intention of becoming a resident of any other state or jurisdiction.
     (b) There have been no representations, guaranties or warranties made to me by the Company, or its agents or employees, or by any other person, expressly or by implication, with respect to (i) the approximate length of time that I will be required to remain an owner of the shares; (ii) the percentage of profit and/or amount of or type of consideration, profit or loss (including tax benefits) to be realized, if any, as a result of investment in the shares; and (iii) the possibility that the past performance or experience on the part of any officer or director of the Company, or of any other person, might in any way indicate the predictable results of operations of the Company, or of ownership of the shares.
     (c) I understand that no federal or state agency has passed on or made any recommendation or endorsement of the shares.

By:

[NAME OF DIGIFONICA SHAREHOLDER]

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LIST OF SCHEDULES AND EXHIBITS

Schedule	Schedule Description
1.01	Digifonica Memorandum of Association and Articles of Association

1.02(c)	Digifonica Authorization; Non-Contravention; Approvals Digifonica

1.03	Capitalization

1.04	Digifonica Subsidiaries and Predecessor Corporations

1.05(a)	Digifonica Audited Financial Statements Digifonica

1.07	Taxes

1.08	Digifonica Absence of Certain Changes or Events

1.08(e)	Digifonica Bonuses and Salary Increases

1.09	Digifonica Assets

1.11	Digifonica Material Contracts

1.15	Digifonica Material Transactions with Affiliates

1.16(a)	Digifonica Real Property

1.16(b)	Digifonica Accounts Receivable

1.16(c)	Digifonica Accounts Payable

1.16(d)	Digifonica Minutes

3.01	Moliris Articles of Incorporation and Bylaws

3.03	Moliris Capitalization

3.05(a)	Moliris Audited Financial Statements

3.05(b)	Moliris Unaudited Financial Statements

3.07	Moliris Taxes

3.08	Moliris Absence of Certain Changes or Events

3.08(e)	Moliris Bonuses and Salary Increases

3.09	Moliris Assets

3.11	Moliris Material Contracts

3.13(a)	Moliris Statement of Cash on Hand

3.13(b)	Moliris Accounts Payable

3.13(c)	Moliris Board of Directors’ Resolution approving transaction

6.06(a)	Moliris UCC Certificate

Exhibit	Exhibit Description
A	Digifonica Shareholders’ list

B	Escrow Agreement of Digifonica Shareholders

C	Legal Opinion of Moliris’ Counsel

D	Incumbency Certificate of Moliris’ Secretary

E	Incumbency Certificate of Digifonica’s Secretary

F	Digifonica Shareholders’ Letters of Representation

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